EXHIBIT 10.38

                SUMMARY OF 1994 EXECUTIVE BONUS PLAN





     In 1994 the Company adopted an Executive Bonus Plan (the "Plan") which provides for a bonus pool to be divided on a pro-rata basis (based on base salary) among the key executives of the Company. The Board of Directors sets plan goals for the Company each fiscal year. If the plan goals are achieved, the amount allocated to the bonus pool is an amount equal to (a) the percentage of the Company's operating profit, being, income before income tax plus any provision for unusual items (the "Operating Profit") for a fiscal year, determined by the quotient obtained by dividing Operating Profit by total sales; multiplied by (b) the total salaries of the executives participating in the Plan.
If the plan goals are exceeded, the amount allocated to the bonus pool is an amount equal to (a) the percentage of the Company's Operating Profit for a fiscal year, determined by the quotient obtained by dividing Operating Profit by total sales; multiplied by (b) the Operating Profit. No bonuses are to be paid pursuant to the Plan if the pre-tax profit of the Company, before unusual items, is less than 2% of total sales.